Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

XBIOTECH INC.

(Exact name of registrant as specified in its charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$80,000,000(1)	0.0001102	$8,816.00

Fees Previously Paid	$80,000,000(1)		$8,816.00

Total Transaction Valuation	$80,000,000(1)

Total Fees Due for Filing			$8,816.00

Total Fees Previously Paid			$8,816.00

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(1)

Estimated for purposes of calculating the amount of the filing fee only. The transaction valuation amount is based upon the offer to purchase common shares of XBiotech Inc. (the “Company”) with a value of up to $80,000,000. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the transaction valuation. The fee of $8,816.00 was paid in connection with the filing of the Schedule TO by the Company (File No. 005-88810) on May 17, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.